OFFTAKE AGREEMENT

This **OFFTAKE AGREEMENT** ("**Agreement**"), dated November 30, 2021 ("**Contract Date**"), is entered into between AgriFORCE Growing Systems, Ltd., a Canadian limited company ("**Company**") and Humboldt Bliss, Ltd, a Barbadian limited company ("**Humboldt**"). Company and Humboldt may be referred to individually as a "**Party**" and collectively as the "**Parties**."

In consideration of the mutual covenants, conditions, representations and warranties contained in this Agreement, the Parties agree to enter into this transaction based upon the following recitals, terms and conditions:

1. Term

(a) This Agreement will become effective on the Commencement Date as set forth in the Commencement Notice. Subject to Company's commercially reasonable estimate, the Commencement Notice shall be provided to Humboldt not less than one hundred (100) days prior to the date on which Products from the Facility will be first available for purchase by Humboldt.

(b) This Agreement shall terminate pursuant to the mutual written agreement of the Parties or as provided in Section 11 of this Agreement ("**Termination Date**").

(c) Term of Agreement and Renewal Terms. The term of this Agreement shall begin on the Commencement Date and end five (5) years from the Commencement Date unless terminated in accordance with the terms of this Agreement (the "**Term**"). The Agreement shall automatically renew for consecutive five (5) year terms (each, when effective, a "Term").

2. Purchase and Sale of Products

(a) Humboldt agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Humboldt, the Products output of the Facility as described below, from and including the Commencement Date through the end of the Termination Date, at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.

Product Description	Quantity
• Dried cannabis flower	minimum of 6,500 kilograms per year

(b) Company shall make best efforts to produce the Product in the quantity described above. Company's failure to produce Product in the quantity described above shall not provide a basis for Humboldt to assert monetary damages against Company.

If the Facility produces more than 6,500 kilograms of dried cannabis flower per year ("**Additional Production**"), Humboldt will have a right of first refusal to purchase such Additional Production. Company will provide written notice to Humboldt if and when Company reasonably estimates that

Additional Production will be available ("**Notice**"). The Notice shall indicate the amount of Additional Production, the date when the Additional Production will be available for purchase, and additional terms if any as established by Company. If Humboldt wishes to purchase the Additional Production, Humboldt shall provide a written response to Company confirming that Humboldt will purchase the Additional Production pursuant to the terms set forth in the Notice ("**Response**"). The Response must be provided to Company not later than thirty (30) days after the date of the Notice. If Humboldt indicates that it does not wish to purchase the Additional Production, or if Humboldt fails to timely provide a Response, Company may sell the Additional Production to any other person.

3. Purchase Price

(a) All cannabis product in the Facility will be assigned a Pricing Date. "**Pricing Date**" means the date on which cannabis product first enters the Cure/Package room of the Facility.

~~(b)~~ The purchase price for the Product shall be calculated after the Pricing Date is assigned. The purchase price for cannabis product shall be equal to ninety percent (90%) of the Cannabis Benchmarks (a division of New Leaf Data Services LLC) California Spot Indoor Index Price published on the first Friday after the Pricing Date is assigned to such cannabis product ("**Purchase Price**").

(c) The Pricing Date and Purchase Price of cannabis product shall be tracked in accordance with the standard operating procedures established by the Company and agreed to by Humboldt.

(d) The Purchase Price as established by reference to the Cannabis Benchmarks California Spot Indoor reflects the Company's standard operating procedures ("**SOPs**") with respect to cultivation, curing, drying, trimming, packaging, and related Product standards. The Company's standard operating procedures ("SOPs") shall meet GMP standard where reasonably feasible. If Humboldt requests customized procedures (such as specialized trimming procedures), then the Purchase Price will be reasonably adjusted to reflect Humboldt's specifications. Customized procedures and or specifications requested by Humboldt, if any, are set forth in **Exhibit A** attached hereto.

(e) The Company or Humboldt may submit a written notice requesting a meeting to discuss and negotiate in good faith possible adjustments to the Purchase Price of any cannabis products ("**Purchase Price Notice**"). The Parties shall meet at a mutually agreeable time and location ("**Meeting Date**") within five (5) days of such meeting request. If either Party requests an increase or decrease to the Purchase Price, it shall deliver to the other Party at such meeting reasonably detailed documentation and samples to support the price increase or decrease. If the Parties are not able to reach a mutually agreeable adjustment to the Purchase Price within seven (7) days of the meeting, the Parties shall submit to binding arbitration to determine the Purchase Price. The arbitration shall commence no later than thirty (30) days after the Meeting Date. The arbitrator shall be instructed to issue a decision no later than ten (10) days after the later of (i) the conclusion of the arbitration hearing or (ii) the due date designated by the arbitrator for submission of final briefs. The issue to be determined at arbitration is whether the quality and aesthetic of the Products is consistent with a higher priced or lower priced product (i.e., indoor product). If the arbitrator determines that the Product does not meet the standards of a higher or lower priced product the Purchase Price shall remain as provided for in this Agreement. If the

arbitrator agrees that the Product does meet the standard of indoor product, purchases that occur after the arbitration award is issued shall thereafter be based as otherwise established by the arbitrator, subject to 3(h).

(f) This Agreement will continue in effect at all times during the period that the Parties are attempting to resolve the Purchase Price and Humboldt shall continue to purchase Product in accordance with the pricing terms of this Agreement.

(g) The Parties will confer prior to the Commencement Date to determine the criteria used to determine the "Quality Standards" and such "Quality Standards" will be defined in Schedule A, no later than 120 days prior to the Commencement Date

(h) This Agreement will continue in effect at all times during the period that the parties are attempting to resolve the Purchase Price and Humboldt shall continue to purchase product in accordance with the pricing terms of this Agreement. After the Purchase Price is determined by mutual agreement or binding arbitration, and if the price as so determined is lower than the price paid by Humboldt for purchased product, Humboldt will receive a credit for the difference between the price paid by Humboldt for product purchased after delivery of the Purchase Price Notice and the purchase price as established by agreement or arbitration.

4. Purchase and Payment

(a) The purchase of cannabis product that has been assigned a Pricing Date and a Purchase Price shall be deemed to occur after testing, with a passing designation, of the Product has been completed by a regulated and approved testing facility, but no later than fourteen (14) days after harvest (**"Purchase Date"**).

(b) Company will send invoices to Humboldt for Purchased Product every two weeks commencing on the second Friday after first harvest. Each invoice must be paid within two (2) weeks of the invoice date.

(c) Humboldt must post a bond to cover Humboldt's ability to fulfill its purchase obligations under this Agreement; provided, however, that if Humboldt is not able to obtain a bond, after making reasonable commercial efforts to do so, due to lack of availability of providers, or other concerns or conditions imposed by providers related to participation in the cannabis industry, then Humboldt may provide another form of security in lieu of a bond to guaranty Humboldt's performance obligations under this Agreement. The bond, or alternative security, shall cover a quarterly rolling amount of five million USD ($5,000,000.). The first bond, or alternative security, shall be produced not later than ten (10) days after Company provides the Commencement Notice. The first bond, or alternative security, shall be based on estimated production and the Cannabis Benchmarks Index Price for the prior quarter.

5. Operator of the Facility

(a) Humboldt shall secure the Operator of the Facility, which AgriFORCE will remunerate with an operator fee, equivalent to 5% of cost of good sold operating cost based on the calendar month payable within 15 days after the invoice date or in the case of Humboldt acting as the operator, a credit applied against those amounts due and payable under the licensing of the IP, facilities rental, and management services..

i. Company shall provide licensing of IP, facility rental and management services, inclusive of Standard Operating Procedures for operating the Facility.

(b) In the event Humboldt does not secure the Operator, AgriFORCE shall provide an operator and no operator fee shall be remunerated.

6. Delivery and Storage of Products

(a) All transfer and delivery of Purchased Product shall take place at the Facility.

(b) Humboldt shall have the right to store Purchased Product in the Facility in the designated Secure Storage Areas. Humboldt may remove Purchased Product from the Facility at any time. Humboldt must follow Company's standard operating procedures regarding handling, storage, and shipping of cannabis products. The Company shall provide Humboldt with its standard operating procedures.

(c) Company shall have the right to inspect Purchased Products stored in the Secure Storage Areas at all time, including, but not limited to, Purchased Products as to which title to and risk of loss has passed from Company to Humboldt pursuant to this Agreement.

7. Title, Risk of Loss and Custody

(a) Title to and risk of loss of Purchased Product shall pass from Company to Humboldt on the Purchase Date ("**Title Transfer Date**"). Humboldt shall retain title to and risk of loss of Purchased Product during the time such Purchased Product is held in any Storage Areas or elsewhere in the Facility.

(b) Humboldt in its capacity as distributor of the Purchased Product shall be solely responsible for compliance with all Applicable Laws at all times on and after the Title Transfer Date, including all Environmental Laws, pertaining to the possession, handling, distribution, use and processing of such Purchased Product and shall indemnify and hold harmless Company, Company's Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom as a result of actions or omissions by Humboldt on and after the Title Transfer Date.

(c) The Company in its capacity as the licensed user of the Facility which produces the Purchased Product shall be solely responsible (as between Company and Humboldt) for compliance with all Applicable Laws at all times prior to the Title Transfer Date, including all Environmental Laws, pertaining to its cannabis related activities, including, but not limited to, the cultivation, possession, handling, use and processing of such Purchased Product and shall indemnify and hold harmless Humboldt and Humboldt's agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom as a result of actions or omissions by Company prior to the Title Transfer Date.

8. Inspection

Company shall be entitled to have an inspector, at Company's cost and expense, present at any time activities related to determining Measured Cannabis Product are to be applied in accordance with the terms of this Agreement and to observe such activities. Company will have the right to inspect the Storage Areas at any time.

9. Force Majeure

(a) If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement ("**Affected Party**"), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole ofits obligations has been suspended by reason of an event of Force Majeure, the other Party ("**Non-Affected Party**") likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, operations at the Facility are suspended, then Humboldt would be entitled to suspend, to a comparable extent, its purchasing of Products.

(b) The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving such oral notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the amount of Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.

(c) In the event the Affected Party's performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure ("**Affected Obligations**") by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement. Without limiting any rights of any Non-Affected Party under this Section 8, the parties agree that following notice of an event of Force Majeure, they will consult in good faith to assess potential actions or steps with respect thereto.

10. Mutual Representations

Each Party represents and warrants to the other Party as of the Contract Date and as of each Purchase Date hereunder, that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(b) It has the corporate, governmental or other legal capacity, authority and power to execute and deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

(c) The execution, delivery and performance of this Agreement does not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) No Event of Default or Default has occurred and is continuing with respect to such Party, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(f) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(g) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.

(h) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.

(i) The other Party (i) is acting solely in the capacity of an arm's-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

(j) It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

(k) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with this Agreement who is entitled to any compensation with respect thereto.

(l) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

11. Default and Termination

11.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an "**Event of Default**":

(a) Humboldt fails to make payment when due under Section 4 within five (5) days after a written demand therefor; or

(b) Either Party fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c) Either Party (or, if applicable, any Affiliate of such Party) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or

(d) Either Party becomes Bankrupt; or

(e) Humboldt no longer possesses the legal ability to distribute or sell cannabis. In the event Humboldt loses its ability to perform under this agreement for failure to maintain legal compliance with the laws of Barbados for any reason, Humboldt shall obtain a license for Company and provide the rights from Humboldt for the Company to be able to sell Humboldt's genetics and strains developed for use in the Company's facility. If Humboldt is unable to obtain a license without interruption of the Company's business activities in Barbados, the Company may bring a claim for consequential damages resulting therefrom.

10.1 Remedies Upon Event of Default

(a) Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Humboldt, on the other hand (such defaulting Party, the "**Defaulting Party**") has occurred and is continuing, Humboldt (where the Company is the Defaulting Party) or the Company (where Humboldt is the Defaulting Party) (such non-defaulting Party, the "**Non-Defaulting Party**") may, without notice, declare all of the Defaulting Party's obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code.

(b) Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement.

10.2 Defaulting Party Not Excused. A party whose actions and/or omissions give rise to an Event of Default cannot use the occurrence of the Event of Default as grounds for excusing its obligations, terminating this Agreement, or otherwise reducing its liability to the Non-Defaulting Party.

12. Indemnification

(a) To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Humboldt shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Humboldt of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Humboldt made herein or in connection herewith proving to be false or misleading, (ii) any failure by Humboldt to comply with or observe any Applicable Law, (iii) Humboldt's negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Humboldt or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause
(iv) has resulted from the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.

(b) To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Company shall defend, indemnify and hold harmless Humboldt, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Company made herein or in connection herewith proving to be false or misleading, (ii) any failure by Company to comply with or observe any Applicable Law, (iii) Company's negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause (iv) has resulted from the negligence or willful misconduct on the part of Humboldt, its Affiliates or any of their respective employees, representatives, agents or contractors.

(c) The Parties' obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes.

(d) Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder.

13. Confidentiality

(a) The Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, this Agreement and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by Humboldt to Company under this Agreement and all information received by Humboldt from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party's or its Affiliates' employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors for purposes of administering, negotiating, considering, processing or evaluating this Agreement or the transactions contemplated thereby, or (iii) to such Party's insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 12. The confidentiality obligations under this Agreement shall survive termination of this Agreement in perpetuity. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

(b) The Parties also agree and acknowledge that this Agreement is intended to be one of a series of agreements (the "Transaction Documents") intended to memorialize the relationship between the Parties and/or certain of their affiliates. Other than this Agreement, the Parties and/or their affiliates acknowledge that the Transaction Documents have not been fully negotiated and have not been executed. The proposed Transaction Documents include, but are not limited to, (i) a Sublease and (ii) an Operator's Agreement.

(c) In the case of disclosure covered by clause (i) of Section 12(a), to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.

14. General Provisions

(a) If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

(b) The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties' duly authorized representatives.

(c) No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(d) Time is of the essence with respect to all aspects of each Party's performance of any obligations under this Agreement.

(e) Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

(f) All payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.

(g) This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

(h) All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.

(i) The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada with the exception of all laws pertaining to the operation of the underlying business. The Parties hereto specifically agree to the jurisdiction provided for in this Section.

15. Construction of Agreement

(a) Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.

(b) Unless otherwise specified, all references to an "Article," "Section," or Schedule" are to an Article or Section hereof or a Schedule attached hereto.

(c) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(d) Unless expressly provided otherwise, the word "including" as used herein does not limit the preceding words or terms and shall be read to be followed by the words "without limitation" or words having similar import.

(e) Unless expressly provided otherwise, references herein to "consent" mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f) A reference to any Party to this Agreement or another agreement or document includes the Party's permitted successors and assigns.

(g) Unless the contrary clearly appears from the context, for purposes of this

Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(h) Except where specifically stated otherwise, any reference to any applicable law or agreement shall be a reference to the same as amended, supplemented orre-enacted from time to time.

(i) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(j) The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

16. Definitions

For purposes of this Agreement, including the recitals, the following terms shall have the meanings indicated below:

"**Affiliate**" means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, "control" of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.

"**Agreement**" has the meaning set forth in the preamble of this Agreement.

"**Applicable Law**" means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party, commercial cannabis activities, or the subject matter of this Agreement.

"**Bank Holiday**" means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of California.

"**Bankrupt**" means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a

distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors' rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

"**Bankruptcy Code**" means chapter 11 of Title 11, U.S. Code, as amended.

"**Business**" means the activities of the Parties in connection with operating and managing a cannabis cultivation business at the Facility.

"**Business Day**" means any day that is not a Saturday, Sunday, or Bank Holiday.

"**Commencement Date**" means the date on which the Company provides the Commencement Notice to Humboldt.

"**Commencement Notice**" means a written notice from Company to Humboldt indicating that the Term of the Agreement is deemed to be in effect within 100 days thereafter.

"**Company**" has the meaning set forth in the preamble of this Agreement.

"**Contract Date**" has the meaning set forth in the preamble to this Agreement.

"**Defaulting Party**" has the meaning set forth in Section 11 of this Agreement.

"**Environmental Law(s)**" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq., and the Clean Water Act, 33 U.S.C. Sections 1251, et seq., as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, clean-up, transportation or release or threatened release into the environment of Hazardous Materials.

"**Event of Default**" has the meaning set forth in Section 11 of this Agreement.

"**Facility**" means the cannabis cultivation facility that will be constructed in the country of Barbados.

"**Force Majeure**" means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; infestations; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by

acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Humboldt); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

"**Governmental Authority**" means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

"**Hazardous Materials**" means the following: Any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect or as hereafter amended or enacted, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

"**Cannabis Benchmarks Index Price**" means the Cannabis Benchmarks Cannabis Benchmarks Index for California published by www.cannabisbenchmarks.com. At such time as there is more than one industry-recognized source for prices, the purchase price shall be the average of the published sources.

"**Liabilities**" means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, "Costs") of any kind (including reasonable attorneys' fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from (i) the Business and/or (ii) compliance or non-compliance with Applicable Law.

"**Measured Cannabis Product**" means, for any calendar day, the total quantity of a particular Product that, during such calendar day, was measured pursuant to the Company's standard operating procedures as set forth in Exhibit A.

"**Humboldt**" has the meaning set forth in the preamble of this Agreement.

"**Non-Defaulting Party**" has the meaning set forth in Section 11 of this Agreement.

"**Party**" and "**Parties**" has the meaning set forth in the preamble of this Agreement.

"**Person**" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"**Pricing Date**" has the meaning set forth in Section 3 of this Agreement.

"**Products**" means cannabis cultivated at the Facility and cannabis products created at the Facility or facilities designated and agreed upon by both parties.

"**Purchase Date**" has the meaning set forth in Section 4 of this Agreement.

"**Purchase Price**" has the meaning set forth in Section 3 of this Agreement.

"**Purchased Product**" means Products purchased by Humboldt pursuant to this

Agreement.

"**Storage Areas**" means areas in the Facility designated for storage of Purchased Product.

"**Termination Date**" has the meaning set forth in Section 1 of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Offtake Agreement as of the date and year first above written.

HUMBOLDT:

HUMBOLDT BLISS, LTD
a Barbadian limited company

By: ______________________________
Robin P. Cho, Director

COMPANY:

AGRIFORCE GROWING SYSTEMS, LTD
a Canadian limited company

By: ______________________________
Ingo Mueller
Chief Executive Officer

SCHEDULE A

QUALITY STANDARDS will be set as per paragraph 3 (g)